HEALTH OUTCOMES MANAGEMENT, INC. & SUBSIDIARIES
Calculation of Earnings Per Share (1)
(Unaided)


                                                  Three months ended        Nine months ended
                                                     November 30,             November 30,
                                                  1995         1994         1995         1994
                                               ----------   ----------   ----------   ----------
Earnings used in calculations:

Net income used in per
    share calculation                          $    8,893   $    6,356   $  147,513   $   78,269
                                               ==========   ==========   ==========   ==========



Shares used in calculation:

  Average number of shares outstanding          8,094,643    7,935,473    8,042,601    7,783,349

  Additional shares usable assuming
      exercise of outstanding stock options       467,817      275,501      518,511      275,852

  Additional shares usable assuming
      exercise of outstanding warrants            166,196      166,429      184,761      166,429

  Additional shares usable assuming con-
      version of Convertible Preferred Stock         --         82,418         --        863,636
                                               ----------   ----------   ----------   ----------

Weighted average number of common and
  common equivalent shares outstanding          8,728,656    8,459,821    8,745,873    9,089,266
                                               ==========   ==========   ==========   ==========

Income (loss) per common share                        .00          .00          .02          .01
                                               ==========   ==========   ==========   ==========



(1) Earnings per share assuming full dilution are not different from primary earnings per share.